Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ACQUIRES ONEEVENT TECHNOLOGIES

Eau Claire, Wisconsin (July 23, 2019) – National Presto Industries, Inc. (NYSE: NPK) announced today that its wholly owned subsidiary, OETA, Inc., has purchased substantially all the assets of OneEvent Technologies, Inc., a Mount Horeb, Wisconsin, company established in 2014 by co-founders Kurt Wedig and Dan Parent.

OneEvent was created to empower the protection of lives and property and has created a modern safety solution which protects buildings, homes, assets and occupants. OneEvent’s cloud-based learning and analytics engine utilizes a series of sensing devices integrated with a cellular gateway. Sensors measure a variety of environmental data including smoke, temperature, carbon monoxide, humidity, water, motion and more. This smart technology learns what is normal for a building or home and transmits alerts about potential risks through its app to a cell phone or other device.

In addition to its risk alert capabilities, OneEvent’s Internet of things (IOT) technology also enables users to benefit from the robust volume of data collected. OneEvent’s proprietary analytics and artificial intelligence can empower users to organize and analyze the data in innovative ways to enhance business intelligence and in turn, efficiency. No other environmental monitoring system provides this level of analysis, benefit and value.

“OneEvent Technologies is a welcome addition to the National Presto corporate family, offering innovative technology to allow people the best opportunity to protect what is important to them,” stated Douglas Frederick, COO of National Presto Industries, Inc.

 Kurt Wedig, President, OneEvent Technologies, said, “Becoming part of a National Presto Industries’ subsidiary will provide us with additional resources to help us reach new and valuable markets to enhance the safety of our customers. There are numerous synergies and integration opportunities for OneEvent that we look forward to developing. Ultimately, this acquisition will strengthen our ability to fulfill our brand promise to predict, alert and prevent.”

The Company plans to maintain offices, warehouse, and research and development facilities in Mount Horeb, Wisconsin.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.